Exhibit 5.1

ATTORNEYS AT LAW ONE INDEPENDENT DRIVE, SUITE 1300 JACKSONVILLE, FLORIDA 32202-5017 P. O. BOX 240 JACKSONVILLE, FLORIDA 32201-0240 904.359.2000 TEL 904.359.8700 FAX www.foley.com

August 10, 2015

Regency Centers Corporation

Regency Centers, L.P.

One Independent Drive - Suite 114

Jacksonville, Florida 32202

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

This opinion is being furnished in connection with the Registration Statements on Form S-3 (SEC File Nos. 333-194301 and 333-194301-01) of Regency Centers, L.P. (the “Issuer”) and Regency Centers Corporation, as guarantor (“Regency”), under the Securities Act of 1933, as amended (the “Securities Act”), for the issuance of (a) $250,000,000 aggregate principal amount of 3.900% Notes Due 2025 of the Issuer (the “Notes”) and (b) the guarantee of Regency with respect to the Notes (the “Guarantee”), to be issued against payment therefor.

In connection with the issuance of such securities, we have examined and are familiar with: (a) the agreement of limited partnership of the Issuer, as presently in effect, (b) the articles of incorporation and bylaws of Regency, as presently in effect, (c) the proceedings of and actions taken by the Board of Directors of Regency, as general partner of the Issuer, in connection with the issuance and sale of the Notes, (d) the proceedings of and actions taken by the Board of Directors of Regency, on its own behalf, in connection with the issuance of the Guarantees and (e) such other records, certificates and documents as we have considered necessary or appropriate for purposes of this opinion.

Based upon the foregoing and subject to the qualifications and assumptions set forth herein, we are of the opinion that:

1.	The Notes have been duly authorized, and when duly executed, authenticated, issued and delivered against payment therefor, will constitute valid and legally binding obligations of the Issuer enforceable in accordance with their terms, subject, as to enforcement, to bankruptcy, fraudulent transfer, equitable subordination, fair dealing, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles; and

2.	The Guarantees has been duly authorized, and when duly executed, issued and delivered by Regency and, when the Notes have been issued and authenticated, will constitute a valid and legally binding obligation of Regency enforceable in accordance with its terms, subject, as to enforcement, to bankruptcy, fraudulent transfer, equitable subordination, fair dealing, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

BOSTON BRUSSELS CHICAGO DETROIT	JACKSONVILLE LOS ANGELES MADISON MIAMI	MILWAUKEE NEW YORK ORLANDO SACRAMENTO	SAN DIEGO SAN DIEGO/DEL MAR SAN FRANCISCO SHANGHAI	SILICON VALLEY TALLAHASSEE TAMPA TOKYO WASHINGTON, D.C.

Regency Centers Corporation

Regency Centers, L.P.

August 10, 2015

We assume no obligation to supplement this opinion letter if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinions expressed herein after the date hereof.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 in said Registration Statements and to the reference to this firm under the caption “Validity of Notes” in the prospectus supplement relating to the offering of the Notes. In giving this consent we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.

Sincerely,

/s/ FOLEY & LARDNER LLP